Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Income from Continuing Operations of

$290 Million or $0.33 per share in Third Quarter 2005

Highlights:

•	Income from continuing operations was $290 million, or $0.33 per diluted share, above prior guidance;

•	Year-to-date income from continuing operations was $1.0 billion, or $1.17 per share;

•	Sales increased 13 percent from the year ago quarter to $6.57 billion;

•	Continued strong balance sheet performance with debt to capital ratio improving to 31.5 percent from 32.2 percent in the previous quarter;

•	Cash from operations was $792 million in the quarter, before a discretionary $300 million contribution to company pension plans; and

•	Strong progress executing upstream growth projects to lower long-term costs.

NEW YORK—October 10, 2005 — Alcoa (NYSE: AA) announced today that its income from continuing operations was $290 million, or $0.33 per diluted share, in the third quarter 2005, above prior guidance and flat with the $292 million or $0.33 a year ago, and down from $466 million or $0.53 in the second quarter 2005.

As previously announced, results in the quarter were impacted by lower aluminum prices and higher input costs, particularly for energy. Seasonal weakness in Europe and automotive markets also lowered profitability. On a year-to-date basis, energy and other costs, primarily raw materials, have increased $578 million.

Net income in the quarter was $289 million, or $0.33, down from $460 million, or $0.52, in the previous quarter, and up from $283 million, or $0.32, in the third quarter of 2004.

“A reduced upstream pricing environment and higher energy costs affected our results this quarter,” said Alain Belda, Chairman and CEO of Alcoa. “We have an aggressive productivity program, but it has not offset the impact of escalating costs in energy and raw materials and the speed at which they are flowing through.

“As we combat these elements, we are also taking the right approach to ensure competitiveness for the long-term, by investing to reduce our upstream and downstream costs, and continuing with our restructuring efforts to increase effectiveness across global businesses,” said Belda.

The sale of railroads serving Alcoa locations in the quarter resulted in a gain of approximately four cents per share, which was substantially offset by losses stemming from a fire at the company’s Dover, NJ aerospace castings facility, losses in Russia, the impact of unplanned temporary outages at the Wenatchee, WA, Pt. Comfort, TX and Lake Charles, LA, facilities, and an increase in the reserve for litigation expenses. Most of the impact from recent Gulf coast hurricanes will be in the fourth quarter.

Sales and Balance Sheet Overview

Sales in the quarter of $6.6 billion rose 13 percent over the third quarter of 2004. Sales were down from the sequential quarter’s $6.7 billion, primarily due to lower realized alumina and aluminum prices. While metal prices have strengthened somewhat recently, that impact will be reflected in the fourth quarter. Demand for aerospace and commercial vehicle products continued their strength in the quarter.

Sales for the first nine months were $19.5 billion, a 13 percent increase from the first nine months of 2004.

Alcoa’s strong balance sheet performance continued in the third quarter. The company’s debt to capital ratio improved to 31.5 percent at the end of September from 32.2 percent at the end of the second quarter 2005. Cash from operations was $792 million in the quarter, before a discretionary $300 million contribution to the company’s pension plans.

Restructuring Program

The company’s 2005 restructuring program, designed to reduce costs and streamline operations along global business lines, continued to make progress. In the second quarter, the company announced the second stage of its 2005 restructuring plan, which will result in the elimination of approximately 8,100 positions and $195 million from its cost base when fully implemented over the course of 12 months.

At the end of the third quarter, the company had eliminated more than 1,400 positions as part of that program.

The company’s return on capital stood at 8.3 percent on a trailing four quarters basis.

Update on Growth Projects

“It is critical that we continue to take steps to further position the company to be a low-cost producer for the long-term,” said Belda. “The projects we have underway will extend our position as the world’s leading supplier of alumina, primary metals and fabricated products and further improve our position on the global cost curve.” In addition to negotiations and feasibility studies underway in Trinidad, Ghana and Guinea, the company has numerous projects moving ahead, including:

Refining

Refining growth projects center on brownfield expansions of existing low-cost facilities.

•	Alumar refinery expansion – The expansion will add 2.1 million metric tons per year (“mtpy”) in capacity to the low-cost refinery in Brazil. This project includes creation of a bauxite mine near Juruti in Para state, which will initially produce 2.6 million mtpy of bauxite to supply the expansion.

•	Pinjarra Efficiency Upgrade – The project will expand the low-cost Pinjarra refinery by 657,000 mtpy to more than 4.2 million mtpy. It is scheduled to be completed in the first quarter of 2006.

•	Jamalco Expansion – The company’s Alcoa World Alumina and Chemicals (AWAC) affiliate plans to expand the refinery in Clarendon, Jamaica by 1.5 million mtpy, more than doubling the refinery’s capacity to approximately 2.8 million mtpy.

Smelting

Growth development work combines greenfield and brownfield smelting projects utilizing globally competitive energy sources.

•	Alcoa Fjardaal in Iceland – The company continued progress building its first greenfield smelter in 20 years. The total project is on-schedule to produce its first metal in April 2007 and is approximately 30 percent complete.

•	Alumar smelter expansion — The expansion will add 63,000 mtpy to 433,000 mtpy in total. 50 percent will be complete by November 2005, and it will be finished by the end of the first quarter of 2006.

•	Warrick, Indiana power self-generation — The company began work to lower costs and ensure the ability to self-generate power to fuel its Warrick, IN smelter and rolling mill. As part of this project the company purchased the rights to mine coal in nearby Friendsville, IL.

•	Modernization of Pocos de Caldas smelter – This Brazilian smelter will be upgraded with world-class environmental controls to lower emissions and costs, and improve operational efficiency.

Fabricating and Downstream Growth

In the quarter the company made significant progress on projects that will expand its position and lower its costs in fabricating and downstream businesses, including:

•	Receiving final approval from the Ministry of Commerce in China to establish a new joint venture with China International Trust & Investment (CITIC), its equity partner in Bohai Aluminum, to produce aluminum rolled products at the Bohai plant in Qinghuangdao, China. Alcoa anticipates having the mill commissioned by 2008.

•	Alcoa Fastening Systems business will create two new 50,000 square-foot manufacturing sites in the Suzhou Industrial Park, 100 km from Shanghai, to support rapidly growing commercial aviation and railway/rail car production and sub-assembly in that market.

•	Continued integration of the recently acquired Belaya Kalitva and Samara plants in the Russian Federation. The plants have already begun the process of servicing North American automotive customers.

Segment and Other Results

(all comparisons on a sequential quarter basis, unless noted)

Alumina – After-tax operating income (“ATOI”) was $156 million. Stronger shipments were offset by lower LME based pricing. Energy cost increases of $6 million and caustic soda increases of $9 million negatively affected the results. Alumina production for the quarter was 3,688 thousand metric tons (“kmt”), compared to 3,621 kmt in the second quarter of 2005.

Primary Metals - Segment profitability decreased $19 million to $168 million, primarily because of lower metal prices. In addition, the segment was affected by the partial curtailment of production at the Wenatchee, WA facility. Higher fuel costs and higher purchased electricity also had an impact. Primary metal production for the quarter increased 5 kmt to 904 kmt. Third party realized metal prices were relatively unchanged while intra-company metal prices fell due to lower priced downstream commitments. The company purchased approximately 189 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat Rolled Products - ATOI for the segment increased $11 million to $81 million. Lower Russian losses and seasonal strength in the can sheet market were offset by lower common alloy shipments in the US and Europe. Aerospace demand remains strong.

Extruded and End Products – ATOI for the segment was up slightly to $23 million. Slightly lower volumes in the U.S. and European extrusions markets were offset by better results from the Russian assets.

Engineered Solutions - ATOI for the segment was $32 million, down $28 million from the second quarter. Roughly half of the decline in profitability was associated with non-operational issues, including the increased expense from a litigation judgment. Operationally, continued strong performance from Alcoa Fastening Systems was offset by seasonal weakness in the automotive markets and continued product launch issues at Alcoa Fujikura Automotive.

Packaging and Consumer - ATOI was $13 million lower, primarily because of seasonally lower volumes in the consumer products business. Compared to the year ago quarter, ATOI declined by $6 million after tax due to higher metal costs.

ATOI to Net Income Reconciliation

The largest variances in reconciling items were in the “restructuring and other charges” and “other” line items. The change in “Restructuring and Other Charges” and the “other” line items is due to the non-recurrence of certain second quarter items.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on October 10th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 131,000 employees in 43 countries and has been named one of the top three most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs, labor disputes or other factors; (d) Alcoa’s inability to realize the full extent of the expected savings or benefits from its restructuring activities or to complete such activities in accordance with its planned timetable; (e) Alcoa’s inability to complete its expansion projects and investment activities outside the U.S. as planned and by targeted completion dates, or to assure that the anticipated integration costs at its recently acquired Russian facilities will not exceed its estimates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2004, Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30 2004	June 30 2005	September 30 2005
Sales	$5,818	$6,698	$6,566

Cost of goods sold	4,664	5,414	5,405
Selling, general administrative, and other expenses	300	348	317
Research and development expenses	43	47	51
Provision for depreciation, depletion, and amortization	294	315	321
Restructuring and other charges	4	260	7
Interest expense	66	87	96
Other income, net	(55)	(347)	(92)

Total costs and expenses	5,316	6,124	6,105

Income from continuing operations before taxes on income	502	574	461
Provision for taxes on income	138	48	112

Income from continuing operations before minority interests’ share	364	526	349
Less: Minority interests’ share	72	60	59

Income from continuing operations	292	466	290

Loss from discontinued operations	(9)	(6)	(1)

NET INCOME	$283	$460	$289

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.33	$.53	$.33
Loss from discontinued operations	(.01)	—	—

Net income	$.32	$.53	$.33

Diluted:
Income from continuing operations	$.33	$.53	$.33
Loss from discontinued operations	(.01)	(.01)	—

Net income	$.32	$.52	$.33

Average number of shares used to compute:
Basic earnings per common share	869,953,918	872,149,447	872,515,797
Diluted earnings per common share	876,526,090	877,950,254	876,583,063

Shipments of aluminum products (metric tons)	1,275,000	1,401,000	1,424,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Nine months ended
	September 30 2004	September 30 2005
Sales	$17,257	$19,490

Cost of goods sold	13,630	15,758
Selling, general administrative, and other expenses	925	990
Research and development expenses	129	144
Provision for depreciation, depletion, and amortization	883	949
Restructuring and other charges	(22)	312
Interest expense	199	261
Other income, net	(202)	(475)

Total costs and expenses	15,542	17,939

Income from continuing operations before taxes on income	1,715	1,551
Provision for taxes on income	482	349

Income from continuing operations before minority interests’ share	1,233	1,202
Less: Minority interests’ share	197	179

Income from continuing operations	1,036	1,023

Income (loss) from discontinued operations	6	(14)

NET INCOME	$1,042	$1,009

Earnings (loss) per common share:
Basic:
Income from continuing operations	$1.19	$1.17
Income (loss) from discontinued operations	.01	(.01)

Net income	$1.20	$1.16

Diluted:
Income from continuing operations	$1.18	$1.17
Income (loss) from discontinued operations	.01	(.02)

Net income	$1.19	$1.15

Average number of shares used to compute:
Basic earnings per common share	869,650,782	872,054,221
Diluted earnings per common share	877,393,050	877,743,271

Common stock outstanding at the end of the period	870,152,606	872,706,561

Shipments of aluminum products (metric tons)	3,833,000	4,115,000

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31 2004	September 30 2005
ASSETS
Current assets:
Cash and cash equivalents	$457	$532
Receivables from customers, less allowances: $86 in 2004, and $82 in 2005	2,694	3,084
Other receivables	256	297
Inventories	2,968	3,512
Deferred income taxes	279	197
Prepaid expenses and other current assets	788	1,075

Total current assets	7,442	8,697

Properties, plants and equipment, at cost	25,794	26,838
Less: accumulated depreciation, depletion and amortization	13,244	13,828

Net properties, plants and equipment	12,550	13,010

Goodwill	6,412	6,299
Investments	2,066	1,263
Other assets	3,597	3,973
Assets held for sale	542	369

Total assets	$32,609	$33,611

LIABILITIES
Current liabilities:
Short-term borrowings	$267	$270
Commercial paper	630	1,162
Accounts payable, trade	2,218	2,400
Accrued compensation and retirement costs	1,013	1,007
Taxes, including taxes on income	1,018	932
Other current liabilities	1,073	1,399
Long-term debt due within one year	57	47

Total current liabilities	6,276	7,217

Long-term debt, less amount due within one year	5,345	5,386
Accrued pension benefits	1,513	1,284
Accrued postretirement benefits	2,150	2,119
Other noncurrent liabilities and deferred credits	1,727	1,762
Deferred income taxes	789	868
Liabilities of operations held for sale	93	28

Total liabilities	17,893	18,664

MINORITY INTERESTS	1,416	1,302

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,775	5,742
Retained earnings	8,636	9,124
Treasury stock, at cost	(1,926)	(1,863)
Accumulated other comprehensive loss	(165)	(338)

Total shareholders’ equity	13,300	13,645

Total liabilities and equity	$32,609	$33,611

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Nine months ended September 30
	2004	2005
CASH FROM OPERATIONS
Net income	$1,042	$1,009
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	889	950
Change in deferred income taxes	(88)	(116)
Equity (income) loss, net of dividends	(49)	48
Noncash restructuring and other charges	(22)	312
Net gain on early retirement of debt and interest rate swaps	(58)	—
Gains from investing activities – sale of assets	(7)	(409)
Provision for doubtful accounts	19	14
(Income) loss from discontinued operations	(6)	14
Minority interests	197	179
Other	28	(28)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Increase in receivables	(334)	(575)
Increase in inventories	(459)	(511)
Increase in prepaid expenses and other current assets	(142)	(26)
Increase in accounts payable and accrued expenses	401	289
Increase (decrease) in taxes, including taxes on income	183	(41)
Cash paid on early retirement of debt and interest rate swaps	(52)	—
Cash paid on long-term aluminum supply contract	—	(93)
Pension contributions	—	(300)
Net change in noncurrent assets and liabilities	(222)	(74)
Net change in net assets held for sale	50	—

CASH PROVIDED FROM CONTINUING OPERATIONS	1,370	642
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	38	(5)

CASH FROM OPERATIONS	1,408	637

FINANCING ACTIVITIES
Net changes to short-term borrowings	(12)	4
Common stock issued for stock compensation plans	69	27
Repurchase of common stock	(68)	—
Dividends paid to shareholders	(392)	(393)
Dividends paid to minority interests	(115)	(74)
Net change in commercial paper	730	532
Additions to long-term debt	138	272
Payments on long-term debt	(1,422)	(249)

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(1,072)	119

INVESTING ACTIVITIES
Capital expenditures	(668)	(1,376)
Acquisition of AFL minority interest	—	(176)
Acquisitions, net of cash acquired	—	(257)
Proceeds from the sale of assets	355	90
Sale of investments	—	1,081
Change in short-term investments and restricted cash	20	(17)
Other	(56)	(26)

CASH USED FOR INVESTING ACTIVITIES	(349)	(681)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2)	—

Net change in cash and cash equivalents	(15)	75
Cash and cash equivalents at beginning of year	576	457

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$561	$532

Alcoa and subsidiaries

Segment Information (unaudited) *

(in millions, except metric ton amounts and realized prices)

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05
Consolidated Third-Party Revenues:

Alumina	$463	$486	$490	$536	$1,975	$505	$533	$531
Primary Metals	878	959	930	1,039	3,806	1,089	1,124	1,204
Flat-Rolled Products	1,450	1,490	1,520	1,502	5,962	1,655	1,763	1,679
Extruded and End Products	943	1,027	1,028	976	3,974	1,037	1,153	1,092
Engineered Solutions	1,149	1,189	1,106	1,159	4,603	1,241	1,286	1,246
Packaging and Consumer	660	762	737	764	2,923	708	827	806

Total (1)	$5,543	$5,913	$5,811	$5,976	$23,243	$6,235	$6,686	$6,558

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05
Consolidated Intersegment Revenues:
Alumina	$338	$349	$341	$390	$1,418	$393	$439	$424
Primary Metals	1,038	1,129	1,039	1,129	4,335	1,303	1,215	1,108
Flat-Rolled Products	23	23	25	18	89	34	36	29
Extruded and End Products	15	12	14	13	54	14	19	14
Engineered Solutions	—	—	—	—	—	—	—	—
Packaging and Consumer	—	—	—	—	—	—	—	—

Total	$1,414	$1,513	$1,419	$1,550	$5,896	$1,744	$1,709	$1,575

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05
Consolidated Third-Party Shipments (Kmt):

Alumina	1,838	1,981	2,030	2,213	8,062	1,923	1,951	2,017
Primary Metals	469	472	459	482	1,882	487	520	590
Flat-Rolled Products	515	517	521	493	2,046	509	560	543
Extruded and End Products	225	235	225	210	895	221	237	224
Engineered Solutions	34	33	31	35	133	39	38	36
Packaging and Consumer	38	41	39	46	164	34	46	31

Total Aluminum	1,281	1,298	1,275	1,266	5,120	1,290	1,401	1,424

Alcoa’s average realized price-Primary (mt)	$1,783	$1,867	$1,869	$1,942	$1,867	$2,042	$1,977	$1,963

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05
After-Tax Operating Income (ATOI):

Alumina	$127	$159	$169	$177	$632	$161	$182	$156
Primary Metals	192	230	188	198	808	225	187	168
Flat-Rolled Products	66	59	62	59	246	75	70	81
Extruded and End Products (2)	17	30	28	(2)	73	10	20	23
Engineered Solutions	62	69	39	41	211	59	60	32
Packaging and Consumer	29	48	34	30	141	16	41	28

Total	$493	$595	$520	$503	$2,111	$546	$560	$488

	1Q04	2Q04	3Q04	4Q04	2004	1Q05	2Q05	3Q05
Reconciliation of ATOI to consolidated net income:

Total ATOI	$493	$595	$520	$503	$2,111	$546	$560	$488
Impact of intersegment profit adjustments	23	8	3	18	52	17	(16)	(2)
Unallocated amounts (net of tax):
Interest income	7	5	8	6	26	7	9	12
Interest expense	(41)	(45)	(44)	(46)	(176)	(51)	(56)	(62)
Minority interests	(51)	(74)	(72)	(48)	(245)	(60)	(60)	(59)
Corporate expense	(74)	(63)	(68)	(78)	(283)	(69)	(73)	(82)
Restructuring and other charges	31	(4)	(3)	(1)	23	(30)	(172)	(5)
Discontinued operations	10	5	(9)	(71)	(65)	(7)	(6)	(1)
Other	(43)	(23)	(52)	(15)	(133)	(93)	274	—

Consolidated net income	$355	$404	$283	$268	$1,310	$260	$460	$289

*	Segment information for all prior periods has been restated to reflect the change in segments due to a global realignment within the company, effective January 2005.
(1)	The difference between the segment total and consolidated third-party revenues is in Corporate.
(2)	The first quarter 2005 ATOI amount has been modified to correct a tax adjustment that should have been reflected in Corporate.